Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

10% PROMISSORY NOTE

$__________	December __, 2016

FOR VALUE RECEIVED, the undersigned, Microphase Corporation, a Connecticut corporation with a business address at 100 Trap Falls Road Extension, Suite 400, Shelton, Connecticut 84058 (the “Maker”), promises to pay to the order of __________, an individual maintaining an address at __________________________ (hereinafter the “Payee”), at the above address or at any other location designated in writing by the Payee, the principal amount of __________________________ Dollars ($_________) (the “Principal Amount”), together with a premium payable thereon and interest as provided below, in lawful money of the United States of America. The Principal Amount and the premium and interest thereon is payable in the manner and at the times set forth in this Promissory Note (the “Note”). This Note is one of a series of Notes known as the Maker’s 10% Promissory Notes (the “Bridge Notes”) all of like tenor, except as to the name of the Payee, the date of issuance, the principal amount thereof and other non-material details. The Bridge Notes are limited in aggregate principal amount to Seven Hundred Thousand Dollars ($700,000). The Note is made as of the date first written above (the “Issuance Date”).

1.       Interest shall accrue on the unpaid Principal Amount at a rate of ten percent (10%) per annum, quarterly, beginning on the date that is 90 days from the date of issuance hereof. All computations of interest shall be made on the basis of a year consisting of 360 days for the actual number of days occurring in the period for which interest is payable.

2.       Payments of principal, premium and interest shall be made as follows:

(a)       in the event that the public offering of the Company’s securities that is contemplated in the Company’s Form S-1 filed with the Securities and Exchange Commission on July 28, 2016 (the “Offering”) closes prior to the first anniversary of the Issuance Date, the amount that is equal to (A) the entire original principal amount of the Note multiplied by 1.25 plus (B) the interest, if any, accrued and compounded quarterly, every 90 days, beginning on the date that is 90 days from the Issuance Date on the entire outstanding principal amount, will be due and payable by no later than five days from the date of closing of the Offering;

(b)       in the event that the Offering has not closed prior to the first anniversary of the Issuance Date, on such first anniversary of the Issuance Date, the amount that is equal to (A) the amount that is equal to the entire original principal amount of the Note multiplied by 1.25, plus (B) the interest accrued and compounded quarterly, every 90 days, beginning on the date that is 90 days from the Issuance Date on the entire outstanding principal amount will be due and payable;

(c)       in the event that the Offering closes on a date that is sooner than 90 days from the Issuance Date, no interest will accrue; and

(d)       any payment which is due and payable on a day which is not a business day in the State of New York shall be made on the next succeeding business day.

3.       An event of default under this Note shall include (i) the failure of the Maker to make a payment required hereunder within five (5) days of when due, (ii) an assignment by the Maker for the benefit of creditors or the Maker’s application for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed without the consent of Maker and is not dismissed within sixty (60) days of appointment, (iii) the Maker is subject to any bankruptcy proceeding against it that remains undismissed for a period of sixty (60) days, (iv) the Maker files a voluntary petition of bankruptcy, (v) the occurrence of an event of default under any of the other Bridge Notes or (vi) the breach by the Maker of any representation or warranty contained in the Note Purchase Agreement pursuant to which this Note was issued. Upon the occurrence of an event of default, then, at the option of the Payee, the entire unpaid Principal Amount of this Note plus any unpaid premium (calculated at the rate of .25 times the original Principal Amount) and any unpaid accrued interest on the Principal Amount shall become immediately due and payable. The failure of the Payee to exercise this option to accelerate payment of the amounts due under this Note shall not constitute a waiver of the Payee’s right to exercise the acceleration provision in the event of any subsequent default on this Note.

4.       Maker shall pay all of the Payee’s reasonable expenses incurred to enforce or collect any of the Maker’s obligations hereunder, including, without limitation, attorneys' fees and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, or in any appellate or bankruptcy proceeding.

5.       The Maker shall have the right to prepay at any time, part or all of the outstanding Principal Amount of this Note, together with the premium thereon (calculated at the rate of .25 times the original Principal Amount) and accrued but unpaid interest on the Principal Amount prepaid to the date of prepayment, without additional premium or penalty. No partial prepayment shall affect the obligation of Maker to make any payment of principal, premium or interest due under this Note on the due dates specified. Monies received by Payee from any source for application toward this Note shall be applied first to accrued interest, then to premium and then to the Principal Amount.

6.       Except as otherwise provided herein, the Maker hereby waives presentment, demand for payment, notice of dishonor, and any or all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note, and assents to extension of the time of payment, release or forbearance as determined by the holder hereof, without notice.

2

7.       This Note may not be amended or modified in any manner without the prior written consent of the party against which enforcement of the amendment or modification is sought. No waivers, amendments or modifications of this Note shall be valid unless the same shall be given in writing. No failure or delay on the part of the Payee in exercising any right, power or remedy under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any further exercise.

8.       This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Maker hereby agrees to the non-exclusive jurisdiction of the federal and state courts located in the State of New York. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

9.       All notices hereunder shall be in writing and shall be delivered personally, by certified mail or registered mail (postage prepaid and return receipt requested), or by a nationally recognized overnight courier, to the addresses set forth in the introductory paragraph of this Note. Notices shall be effective upon receipt.

IN WITNESS WHEREOF, the Maker has duly executed this Note.

Microphase Corporation

By:
Name:
Title:

3